Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-126329, 333-122509, 333-103046, 333-72479, and 333-180361) of Landauer, Inc. of our report dated February 2, 2015 relating to the financial statements and financial statement schedule of Landauer, Inc. which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

December 14, 2015